UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2007

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6 Manor Parkway, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

ITEM 5.02(e)

DEPARTING DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS TO CERTAIN OFFICERS

On August 28, 2007, the Compensation Committee of the Board of Directors made awards of performance share units to the Company’s named executive officers, other than the Chief Executive Officer, that are materially different from the awards made in past years, the terms of which were most recently described in the Company’s proxy statement dated September 13, 2006, and filed with the Securities and Exchange Commission on September 13, 2006.

The awards made to the named executives provide that the performance share units (PSUs) will be converted to shares of Company stock that will be delivered to the executives if the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) and return on operating assets for fiscal year 2008 meet specified levels approved by the Committee on August 28, 2007.  Two-thirds of the award is dependent upon EBITDA performance and one-third is based upon return on operating assets.  The number of shares delivered will depend upon the extent to which the threshold performance levels are exceeded.  This represents a change from recent years, when PSU payouts were based on the level of the Company’s earnings per share after a three-year period.

Any shares which are earned will vest in three equal installments over a three-year period, on June 30, 2008, 2009 and 2010, respectively.  As in the past, an executive whose employment terminates prior to the vesting of any installment for a reason other than death, disability, retirement, or following a change in control, will forfeit the shares represented by that installment.

The PSUs are granted under the terms of the Company’s 1998 Long Term Incentive Plan, which was most recently amended and approved by shareholders at the Company’s Annual Meeting of Shareholders in October 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

/s/Christian Storch
Christian Storch Chief Financial Officer

Date: August 28, 2007

Signing on behalf of the registrant and as principal financial officer